Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Quarter Ended September 30, 2019

Atlanta, Georgia – November 7, 2019. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announces record results of operations for the three-months ended September 30, 2019.

Financial Highlights, Selected Operating Data and Other Recent Developments:

●

Record Third Quarter Results - Our revenue for the third quarter of 2019 was $517 million, increasing $238 million, or 85%, from the third quarter of 2018, our all-time best quarterly revenue. Our net income was $59 million, and was our second best third quarter net income. Our Broadcast Cash Flow was our all-time best quarterly result ever at $192 million, increasing $57 million, or 42%, from the third quarter of 2018. Comparing our reported results to our previously issued guidance for the third quarter of 2019, our as-reported total revenue was near the high end of our previously issued guidance while our broadcast and corporate operating expenses were each below the low end of our guidance. Our Adjusted EBITDA significantly exceeded the high end of our guidance.

●

Political Revenue – Our political advertising revenue was $22 million for the third quarter of 2019, significantly exceeding our previously issued guidance of $11 million to $12 million. For comparison, after giving effect to stations acquired and divested between January 1, 2017 and September 30, 2019, we earned $8 million of political advertising revenue in the third quarter of 2017, which was the most recent non-election year. Our political advertising revenue for the third quarter of 2019 was therefore 175% greater than that of the third quarter of 2017, on this adjusted basis.

●

Stock Repurchases – During the third quarter of 2019, we repurchased approximately 652,000 shares of our common stock on the open market at an average price of $16.37 per share, including commissions, for a total cost of approximately $11 million, under a stock repurchase authorization adopted in November 2016. Yesterday, our Board of Directors authorized the Company to repurchase up to $150 million of outstanding common stock (GTN) and/or Class A common stock (GTN.A) through December 31, 2022. This new authorization supersedes all prior authorizations, including the plan adopted in November 2016.

●

Fox Television Network (“FOX”) Affiliations - During the third quarter of 2019, we renewed and extended our network affiliations for all of our FOX affiliated television stations across 21 markets, including Cincinnati, West Palm Beach, Birmingham, and New Orleans.

●

Integration of Raycom – We believe that we continue to make great progress integrating Gray and Raycom operationally. We have completed various actions that we expect to yield approximately $85 million of annualized first-year synergies. As we continue the integration, we may be able to secure additional revenue and cost synergies by year end.

●

Transaction Related Expenses and Non-Cash Stock-Based Compensation - During our third quarter and year to date periods, we incurred transaction related expenses (“Transaction Related Expenses”) that are incremental expenses incurred specific to acquisitions, divestitures, and financing activities, including but not limited to legal and professional fees, severance and incentive compensation and contract termination fees. In addition, we have recorded certain non-cash stock-based compensation expenses. These expenses are summarized as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Transaction Related Expenses:
Broadcast	$1	$-	$38	$3
Corporate and administrative	1	3	34	6
Total Transaction Related Expenses	$2	$3	$72	$9

Total non-cash stock-based compensation	$5	$2	$10	$5

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

●

Selected Statement of Operations Data - Selected statement of operations data on an As-Reported basis and excluding the impact of Transaction Related Expenses and non-cash stock-based compensation for the third quarter and year to date 2019 and 2018 periods was as follows (in millions, except for per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
As-Reported:
Net income attributable to common stockholders	$46	$61	$46	$123
Net income attributable to common stockholders, diluted, per share	$0.46	$0.69	$0.46	$1.38
Adjusted EBITDA (1)	$181	$128	$499	$303

Excluding Transaction Related Expenses and non-cash stock-based comp:
Net income attributable to common stockholders (1)	$51	$65	$107	$133
Net income attributable to common stockholders, diluted, per share (1)	$0.50	$0.73	$1.07	$1.49

(1)	See reconciliation of non-GAAP amounts to net income, included elsewhere herein.

●

Partial Pre-payment of 2019 Term Loan - On November 1, 2019, we made a voluntary pre-payment of $100 million on the term loan outstanding under our senior credit facility, using cash on hand. This pre-payment reduced the lenders’ total loan commitment for the senior credit facility by an equal amount and relieved our obligation to make future quarterly principal payments until maturity of the senior credit facility.

●

Total Leverage Ratio, Net of all Cash - As of September 30, 2019, our total leverage ratio, as defined in our senior credit facility, was 4.59 times on a trailing eight-quarter basis after netting our total cash balance of $326 million, and after giving effect to all Transaction Related Expenses. We currently anticipate that our leverage ratio will continue to decline to further into the “4’s” by the end of this year and continue to decline into the “3’s” by the end of 2020, assuming consistent macroeconomic trends and immaterial outlays for stock repurchases and acquisitions.

●

Recent Transactions – On September 25, 2019, we completed the acquisition of KDLT-TV (NBC), in the Sioux Falls, South Dakota market (DMA 115), for $32.5 million. On October 1, 2019, we completed the acquisition of WVIR-TV (NBC) in the Charlottesville, Virginia market (DMA 183) for $12 million. Also, on October 1, 2019, in order to meet regulatory requirements, we divested our legacy stations in the Charlottesville, Virginia market, WCAV-TV (CBS/FOX) and WVAW-LD (ABC) for $23 million, resulting in a gain of approximately $19 million in the fourth quarter of 2019.

Combined Historical Basis Information

We define “2019 Acquisitions” as the businesses acquired, and stations divested in connection with the merger with Raycom Media, Inc. (the “Raycom Merger”) completed on January 2, 2019, and the acquisition of the assets of WWNY-TV (CBS) and WNYF-CD (FOX) in Watertown, New York (DMA 178) and KEYC-TV (CBS/FOX) in Mankato, Minnesota (DMA 199) from United Communications Corporation (the “United Acquisition”) completed on May 1, 2019. Including the 2019 Acquisitions, from January 1, 2017 through September 30, 2019 (except for KDLT-TV, assets acquired on September 25, 2019), we completed seven acquisition transactions and four divestiture transactions. Due to the significant effect that these transactions have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present certain financial information below on a “Combined Historical Basis” or “CHB.” Our Combined Historical Basis presentation reflects financial results that have been compiled by adding Gray’s historical revenue, broadcast expenses and corporate and administrative expenses to the historical revenue, broadcast expenses and corporate and administrative expenses of the net stations acquired in those acquisitions, and subtracting the historical revenues and broadcast expenses of the divested stations as if all stations had been acquired or divested, respectively, on January 1, 2017, the beginning of the earliest period that CHB information is presented herein. For more information on CHB, see “Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms” at the end of this release.

 Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 2 of 22

Selected Operating Data (unaudited)
	As-Reported Basis
	Three Months Ended September 30,
			% Change		% Change
			2019 to		2019 to
	2019	2018	2018	2017	2017
	(dollars in millions)
Revenue (less agency commissions):
Broadcast	$501	$279	80%	$219	129%
Production companies	16	-		-
Total revenue	$517	$279	85%	$219	136%

Political advertising	$22	$48	(54)%	$4	450%

Operating expenses (1)(3):
Broadcast	$316	$145	118%	$140	126%
Production companies	$13	$-		$-
Corporate and administrative	$14	$11	27%	$8	75%

Net income attributable to common stockholders	$46	$61	(25)%	$15	(207)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$192	$135	42%	$79	143%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$180	$125	44%	$72	150%
Free Cash Flow	$92	$73	26%	$38	142%

Transaction related expenses included in operating expenses (4):
Broadcast	$1	$-		$-
Production companies	$-	$-		$-
Corporate and administrative	$1	$3		$-

	As-Reported Basis
	Nine Months Ended September 30,
			% Change		% Change
			2019 to		2019 to
	2019	2018	2018	2017	2017
	(dollars in millions)
Revenue (less agency commissions):
Broadcast	$1,481	$756	96%	$649	128%
Production companies	62	-		-
Total revenue	$1,543	$756	104%	$649	138%

Political advertising	$30	$72	(58)%	$9	233%

Operating expenses (1)(3):
Broadcast	$986	$437	126%	$407	142%
Production companies	$57	$-		$-
Corporate and administrative	$83	$30	177%	$24	246%

Net income attributable to common stockholders	$46	$123	(63)%	$96	(52)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$500	$321	56%	$243	106%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$424	$294	44%	$222	91%
Free Cash Flow	$165	$165	0%	$131	26%

Transaction related expenses included in operating expenses (4):
Broadcast	$38	$3		$2
Production companies	$-	$-		$-
Corporate and administrative	$34	$6		$1

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 have been reclassified for the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

(4)

Transaction Related Expenses are incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation and contract termination fees.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 3 of 22

Selected Operating Data - Continued (unaudited)
	Combined Historical Basis
	Three Months Ended September 30,
			% Change		% Change
			2019 to		2019 to
	2019	2018	2018	2017	2017
	(dollars in millions)
Revenue (less agency commissions):
Broadcast	$501	$529	(5)%	$447	12%
Production companies	16	19	(16)%	17	(6)%
Total revenue	$517	$548	(6)%	$464	11%

Political advertising	$22	$68	(68)%	$8	175%

Operating expenses (1)(3):
Broadcast	$316	$304	4%	$287	10%
Production companies	$13	$15	(13)%	$13	0%
Corporate and administrative	$14	$19	(26)%	$15	(7)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$195	$229	(15)%	$165	18%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$182	$213	(15)%	$153	19%
Operating Cash Flow as defined in our Senior Credit Facility (3)	$180	$232	(22)%	$173	4%
Free Cash Flow	$95	$133	(29)%	$75	27%

Transaction related expenses included in operating expenses (4):
Broadcast	$1	$-		$-
Production companies	$-	$-		$-
Corporate and administrative	$1	$3		$-

	Combined Historical Basis
	Nine Months Ended September 30,
			% Change		% Change
			2019 to		2019 to
	2019	2018	2018	2017	2017
	(dollars in millions)
Revenue (less agency commissions):
Broadcast	$1,483	$1,479	0%	$1,331	11%
Production companies	62	64	(3)%	60	3%
Total revenue	$1,545	$1,543	0%	$1,391	11%

Political advertising	$29	$108	(73)%	$17	71%

Operating expenses (1)(3):
Broadcast	$988	$906	9%	$863	14%
Production companies	$57	$57	0%	$53	8%
Corporate and administrative	$84	$54	56%	$43	95%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$540	$585	(8)%	$484	12%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$463	$540	(14)%	$448	3%
Operating Cash Flow as defined in our Senior Credit Facility (3)	$494	$603	(18)%	$508	(3)%
Free Cash Flow	$238	$331	(28)%	$231	3%

Transaction related expenses included in operating expenses (4):
Broadcast	$38	$3		$2
Production companies	$-	$-		$-
Corporate and administrative	$34	$6		$1

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 have been reclassified for the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

(4)

Transaction Related Expenses are incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation and contract termination fees.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 4 of 22

Results of Operations for the Third Quarter of 2019

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the third quarter of 2019 and 2018 (dollars in millions):

	Three Months Ended September 30,
	2019		2018		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$218	42.2%	$106	38.0%	$112	106%
National	56	10.8%	29	10.4%	27	93%
Political	22	4.3%	48	17.2%	(26)	(54)%
Retransmission consent	196	37.9%	92	33.0%	104	113%
Production companies	16	3.1%	-	0.0%	16	100%
Other	9	1.7%	4	1.4%	5	125%
Total	$517	100.0%	$279	100.0%	$238	85%

The 2019 Acquisitions accounted for $274 million of the increase in our total revenue for the third quarter of 2019 compared to the third quarter of 2018. Excluding the revenue attributable to the 2019 Acquisitions, revenue decreased primarily due to decreases in political advertising revenue, resulting primarily from 2019 being an “off-year” of the two-year political advertising cycle. Excluding the 2019 Acquisitions, retransmission consent revenue increased $7 million due to increases in rates.

Revenue (less agency commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue decreased $31 million to $517 million in the third quarter of 2019 compared to $548 million in the third quarter of 2018. On a Combined Historical Basis, the changes in revenue for the third quarter of 2019 compared to the third quarter of 2018 were approximately as follows:

●	Local advertising revenue (including internet/digital/mobile) decreased $2 million, or 1%, to $218 million.

●	National advertising revenue decreased $5 million, or 8%, to $56 million.

●	Political advertising revenue decreased $46 million, or 68%, to $22 million.

●	Retransmission consent revenue increased $26 million, or 15%, to $196 million.

●	Production company revenue decreased $3 million, or 16%, to $16 million.

●	Other revenue decreased $1 million, or 10%, to $9 million.

On a Combined Historical Basis, our local and national advertising revenue was consistent with the upper end of our guidance for the third quarter of 2019 and were slightly less than the third quarter of 2018. Political advertising revenue decreased consistent with 2019 being an “off-year” in the two-year political advertising cycle yet were significantly higher than our guidance for the third quarter of 2019, due to stronger and more widespread demand from political ad buyers across our larger portfolio of stations. Retransmission consent revenue continued to grow, reflecting the increasing rate environment.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 5 of 22

Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As- Reported Basis.

Broadcast operating expenses increased $171 million, or 118%, to $316 million for the third quarter of 2019 compared to the third quarter of 2018. The 2019 Acquisitions accounted for $165 million of the increase in broadcast operating expenses for the third quarter of 2019. Our operating expenses for the third quarter of 2019 were better than previously expected. Broadcast operating expenses of $316 million for the third quarter of 2019 was well below our earlier guidance range of $322 million to $325 million.

Production company operating expenses, which relate to the video and event production companies acquired in the Raycom Merger, were $13 million in the third quarter of 2019. Approximately 40% of these operating expenses were for personnel costs and approximately half for production operating costs at sporting and other events.

Corporate and administrative expenses increased $3 million, or 27%, to $14 million in the third quarter of 2019 as compared to the third quarter of 2018. The increase reflects, in part, the following:

●

Non-compensation expense decreased $1 million in the 2019 period, primarily due to decreased professional fees related to acquisition activities. Professional fees for Transaction Related Expenses were $1 million and $2 million in the third quarters of 2019 and 2018, respectively.

●

Compensation expense increased $4 million in the 2019 period, primarily due to increases in both base and incentive compensation costs. Non-cash stock-based amortization expenses were $2 million and $1 million in the third quarters of 2019 and 2018, respectively.

Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses increased $12 million, or 4%, to $316 million in the third quarter of 2019 compared to the third quarter of 2018. The increase reflects, in part, the following:

•

Retransmission expense paid to broadcast networks increased $16 million, or 18%, to $105 million in the third quarter of 2019 compared to the third quarter of 2018 consistent with increases in retransmission consent revenue. National sales representative commission expense decreased by approximately $3 million in the third quarter of 2019 compared to the third quarter of 2018 consistent with our termination of those relationships earlier in 2019. Other broadcast operating expenses, primarily professional fees also decreased by approximately $1 million in the third quarter of 2019 compared to the third quarter of 2018.

•

Compensation expense decreased slightly in the third quarter of 2019 compared to the third quarter of 2018 due primarily from the elimination of redundant positions related to the 2019 Acquisitions. Non-cash stock-based compensation expenses were $2 million in the third quarter of 2019, but were not significant in the third quarter of 2018.

On a Combined Historical Basis, production company operating expenses decreased $2 million, or 13%, to $13 million in the third quarter of 2019 compared to the third quarter of 2018, primarily due to decreases in the cost of sports programming.

On a Combined Historical Basis, corporate and administrative operating expenses decreased $5 million, or 26%, to $14 million in the third quarter of 2019 as compared to the third quarter of 2018. The decrease was primarily the result of a reduction in professional fees for Transaction Related Expenses of $4 million. Non-cash stock-based compensation expenses were $2 million and $3 million in the third quarters of 2019 and 2018, respectively.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 6 of 22

Results of Operations for the Nine-Months Ended September 30, 2019

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the nine-month periods ended September 30, 2019 and 2018 (dollars in millions):

	Nine Months Ended September 30,
	2019		2018		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$655	42.4%	$325	43.0%	$330	102%
National	162	10.5%	84	11.1%	78	93%
Political	30	1.9%	72	9.5%	(42)	(58)%
Retransmission consent	601	39.0%	262	34.7%	339	129%
Production companies	62	4.0%	-	0.0%	62	100%
Other	33	2.2%	13	1.7%	20	154%
Total	$1,543	100.0%	$756	100.0%	$787	104%

The stations and production companies acquired in the 2019 Acquisitions accounted for $819 million of the increase in our total revenue for the 2019 nine-month period. Excluding the revenue attributable to the 2019 Acquisitions, revenue decreased primarily due to decreases in political advertising revenue, resulting primarily from 2019 being an “off-year” of the two-year political advertising cycle.

Revenue (less agency commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $2 million to $1.545 billion in the 2019 nine-month period compared to $1.543 billion in the 2018 nine-month period. On a Combined Historical Basis, the changes in revenue for the 2019 nine-month period compared to the 2018 nine-month period were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) decreased $9 million, or 1%, to $656 million.

•	National advertising revenue decreased $14 million, or 8%, to $162 million.

•	Political advertising revenue decreased $79 million, or 73%, to $29 million.

•	Retransmission consent revenue increased $105 million, or 21%, to $602 million.

•	Production company revenue decreased $2 million, or 3%, to $62 million.

•	Other revenue was unchanged at $34 million.

On a Combined Historical Basis local and national advertising revenue decreased only slightly, reflecting a decline in advertising spending in the automobile category. Political advertising revenue decreased consistent with 2019 being an off-year in the two-year political advertising cycle. Retransmission consent revenue continues to grow reflecting the increasing rate environment.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 7 of 22

Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As-Reported Basis.

Broadcast operating expenses increased $549 million, or 126%, to $986 million for the nine-months ended September 30, 2019 compared to the nine-months ended September 30, 2018. The 2019 Acquisitions accounted for nearly all of the increase in broadcast operating expenses in the 2019 nine-month period.

Production company operating expenses, related to the video and event production companies acquired in the Raycom Merger, were $57 million in the 2019 nine-month period.

Corporate and administrative expenses increased $53 million, or 177%, to $83 million in the 2019 nine-month period compared to the 2018 nine-month period. The increase reflects, in part, the following:

•

Non-compensation expenses increased $27 million, primarily due to increased professional fees related to acquisition activities. Professional fees for Transaction Related Expenses were $24 million and $6 million in the 2019 and 2018 periods, respectively.

•

Compensation expense increased $27 million, primarily due to increased incentive compensation costs related to the 2019 Acquisitions. Non-cash stock-based amortization expenses were $7 million and $3 million in the 2019 and 2018 periods, respectively.

Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses increased $82 million, or 9%, to $988 million in the 2019 nine-month period compared to the 2018 nine-month period. The increase reflects, in part, the following:

•

Retransmission expense increased $55 million, or 21%, to $314 million in the 2019 nine-month period, compared to the 2018 nine-month period, which was consistent with the increase in retransmission consent revenue. Professional services expense increased $18 million to $75 million primarily as a result of Transaction Related Expenses, including $29 million for costs incurred to terminate sales representation agreements, partially offset by decreases in other expenses.

●

Compensation expense increased by approximately $6 million, or 1%, in the 2019 nine-month period, compared to the 2018 nine-month period. Compensation expenses also included Transaction Related Expenses of approximately $9 million primarily due to incentive compensation and severance costs related to the 2019 Acquisitions, offset by $2 million of decreases in various other components of compensation expense. Non-cash stock-based compensation expenses were $3 million and $2 million in the 2019 and 2018 nine-month periods, respectively.

On a Combined Historical Basis, production company operating expenses, related to the production companies acquired in the Raycom Merger, were $57 million in each of the 2019 and 2018 nine-month periods.

On a Combined Historical Basis, corporate and administrative expenses increased $30 million, or 56%, to $84 million in 2019 nine-month period compared to the 2018 nine-month period. The increase reflects the following:

•

Non-compensation expense increased by $19 million to $45 million, due to increases in professional fees of $17 million, including Transaction Related Expenses of $23 million that were partially offset by decreases in other expenses.

●

Compensation expense increased $11 million to $39 million, resulting from Transaction Related Expenses of $10 million for incentive compensation and severance compensation expenses. Non-cash stock-based compensation expenses were $7 million and $9 million in the 2019 and 2018 nine-month periods, respectively.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 8 of 22

Taxes.

During the 2019 and 2018 nine-month periods, we made aggregate federal and state income tax payments (net of refunds) of approximately $12 million and $27 million, respectively. During the remainder of 2019, we anticipate making income tax payments (net of refunds) of approximately $13 million. We have approximately $776 million of federal operating loss carryforwards, which expire during the years 2021 through 2037. We expect to have federal taxable income in the carryforward periods, therefore we believe that it is more likely than not that these federal operating loss carryforwards will be fully utilized. Additionally, we have an aggregate of approximately $837 million of various state operating loss carryforwards, of which we expect that approximately $564 million will be utilized.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 9 of 22

Detailed table of operating results

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in millions except for net income per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2019	2018	2019	2018

Revenue (less agency commissions):
Broadcasting	$501	$279	$1,481	$756
Production companies	16	-	62	-
Total revenue (less agency commissions)	517	279	1,543	756
Operating expenses before depreciation, amortization and (gain) or loss on disposal of fixed assets, net:
Broadcast	316	145	986	437
Production companies	13	-	57	-
Corporate and administrative	14	11	83	30
Depreciation	20	13	60	41
Amortization of intangible assets	29	5	86	16
(Gain) loss on disposal of fixed assets, net	(14)	(3)	(27)	(6)
Operating expenses	378	171	1,245	518
Operating income	139	108	298	238
Other income (expense):
Miscellaneous income, net	-	-	4	2
Interest expense	(57)	(25)	(173)	(74)
Income before income taxes	82	83	129	166
Income tax expense	23	22	44	43
Net income	59	61	85	123
Preferred stock dividends	13	-	39	-
Net income attributable to common stockholders	$46	$61	$46	$123

Basic per share information:
Net income attributable to common stockholders	$0.46	$0.70	$0.46	$1.39
Weighted-average shares outstanding	100	88	100	88

Diluted per share information:
Net income attributable to common stockholders	$0.46	$0.69	$0.46	$1.38
Weighted-average shares outstanding	101	89	100	89

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 10 of 22

Other Financial Data

	As of
	September 30, 2019	December 31, 2018
	(in millions)

Cash	$326	$667
Restricted Cash	$-	$752
Long-term debt including current portion	$3,895	$2,549
Borrowing availability under our senior credit facility	$200	$100

	Nine Months Ended September 30,
	2019	2018
	(in millions)

Net cash provided by operating activities	$255	$186
Net cash used in investing activities	(2,646)	(33)
Net cash provided by (used in) financing activities	1,298	(64)
Net (decrease) increase in cash	$(1,093)	$89

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 11 of 22

Guidance for the Three-Months Ending December 31, 2019

Based on our current forecasts for the quarter ending December 31, 2019 (the “fourth quarter of 2019”), we anticipate changes from the quarter ended December 31, 2018 (the “fourth quarter of 2018”) as outlined below:

	As Reported Basis
Selected operating data:	Three Months Ending December 31,
	Low End Guidance			High End Guidance
	Low	Amount	Percentage	High	Amount	Percentage
	Guidance for	Change From	Change From	Guidance for	Change From	Change From
	the Fourth	Fourth	Fourth	the Fourth	Fourth	Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
	2019	2018	2018	2019	2018	2018	2018
	(dollars in millions)
REVENUE (less agency commissions):
Broadcast:
Local (including internet/digital/mobile)	$238	$121	103%	$240	$123	105%	$117
National	63	32	103%	65	34	110%	31
Political	25	(58)	(70)%	26	(57)	(69)%	83
Retransmission consent	192	99	106%	194	101	109%	93
Other	9	5	125%	10	6	150%	4
Total Broadcast revenue	527	199	61%	535	207	63%	328
Production companies revenue	22	22		23	23		-
Total revenue	$549	$221	67%	$558	$230	70%	$328

OPERATING EXPENSES (before depreciation, amortization and (gain) loss on disposal of assets):
Broadcast:
Station expenses	$218	$101	86%	$221	$104	89%	$117
Retransmission expense	106	63	147%	$108	65	151%	43
Transaction Related Expenses	1	1		1	1		-
Non-cash stock-based compensation	2	2		2	2		-
Total broadcast expense	$327	$167	104%	$332	$172	108%	$160

Production companies expense	$14	$14		$15	$15		$-

Corporate and administrative:
Corporate expenses	$16	$8	100%	$18	$10	125%	$8
Transaction Related Expenses	1	(1)	(50)%	1	(1)	(50)%	2
Non-cash stock-based compensation	2	1	100%	2	1	100%	1
Total corporate and administrative expense	$19	$8	73%	$21	$10	91%	$11

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 12 of 22

Based on our current forecasts for the fourth quarter of 2019, we anticipate changes from the fourth quarter of 2018 on a Combined Historical Basis(1) as outlined below:

Selected operating data:	Combined Historical Basis (1)
	Three Months Ending December 31,
	Low End Guidance			High End Guidance
	Low CHB		% Change	High CHB		% Change
	Guidance	Amount	From	Guidance	Amount	From
	for	Change From	CHB	for	Change From	CHB	CHB
	the Fourth	Fourth	Fourth	the Fourth	Fourth	Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
	2019	2018	2018	2019	2018	2018	2018
	(dollars in millions)
REVENUE (less agency commissions):
Broadcast:
Local (including internet/digital/mobile)	$238	$(6)	(2)%	$240	$(4)	(2)%	$244
National	63	(2)	(3)%	65	-	0%	65
Political	25	(102)	(80)%	26	(101)	(80)%	127
Retransmission consent	192	14	8%	194	16	9%	178
Other	9	(1)	(10)%	10	-	0%	10
Total Broadcast revenue	527	(97)	(16)%	535	(89)	(14)%	624
Production companies revenue	22	-	0%	23	1	5%	22
Total revenue	$549	$(97)	(15)%	$558	$(88)	(14)%	$646

OPERATING EXPENSES (before depreciation, amortization and (gain) loss on disposal of assets):
Broadcast:
Station expenses	$218	$(25)	(10)%	$221	$(22)	(9)%	$243
Retransmission expense	106	15	16%	108	17	19%	91
Transaction Related Expenses	1	1		1	1		-
Non-cash stock-based compensation	2	2		2	2		-
Total broadcast expense	$327	$(7)	(2)%	$332	$(2)	(1)%	$334

Production companies expense	$14	$(2)	(13)%	$15	$(1)	(6)%	$16

Corporate and administrative:
Corporate expenses	$16	$(4)	(20)%	$18	$(2)	(10)%	20
Transaction Related Expenses	1	(6)	(86)%	1	(6)	(86)%	7
Non-cash stock-based compensation	2	(2)	(50)%	2	(2)	(50)%	4
Total corporate and administrative expense	$19	$(12)	(39)%	$21	$(10)	(32)%	$31

(1)

For the purpose of providing our forecast for the fourth quarter of 2019, Combined Historical Basis gives effect to the 2019 Acquisitions as well as the acquisitions of KDLT-TV in Sioux Falls, WVIR-TV in Charlottesville, Virginia and the divestiture of WCAV-TV and WVAW-LD also in Charlottesville, Virginia as if they had all been completed on October 1, 2018 which is the first day of the earliest period presented.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 13 of 22

The Company

We are a television broadcast company headquartered in Atlanta, Georgia. Upon the completion of the Raycom Merger on January 2, 2019, we became the largest owner of top-rated local television stations and digital assets in the United States. Currently, we own television stations in 93 television markets broadcasting over 400 separate program streams including approximately 150 affiliates of the ABC Network (“ABC”), the NBC Network (“NBC”), the CBS Network (“CBS”) and the FOX Network (“FOX”). We refer to these major broadcast networks collectively as the “Big Four” networks. Our television stations ranked first or second among all local television stations in 87 of our 93 markets between December 2017 and November 2018. Our station portfolio reaches approximately 24% of total United States television households. We also own video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content, which we refer to collectively as our “production companies.”

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2019 or other periods, future income tax payments and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2018 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our third quarter operating results on November 7, 2019. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (855) 493-3489 and the confirmation code is 9151326. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (855) 859-2056, Confirmation Code: 9151326 until December 7, 2019.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5512

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 14 of 22

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From January 1, 2017 through September 30, 2019, we completed seven acquisition transactions and four divestiture transactions. As more fully described in our Form 10-Q to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added television stations in 43 new television markets to our operations. We refer to the 2019 Acquisitions collectively with all other television stations acquired (except for KDLT-TV which was acquired on September 25, 2019) or divested on or subsequent to January 1, 2017 as the “Acquisitions.”

Due to the significant effect that the Acquisitions have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a Combined Historical Basis (or “CHB”). Combined Historical Basis financial information does not include any adjustments for other events attributable to the Acquisitions unless otherwise described. Certain of the Combined Historical Basis financial information has been derived from, and adjusted based on unaudited, unreviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from the Combined Historical Basis financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Combined Historical Basis may not comply with accounting principles generally accepted in the United States of America (“GAAP”) or the requirements for proforma financial information under Regulation S-X under the Securities Act. Gray is providing the fourth quarter of 2019 guidance estimates on a Combined Historical Basis, which incorporate certain non–GAAP financial measures that are dependent on financial results that are not yet determinable with certainty. Therefore, we are unable to present a quantitative reconciliation of the estimated non-GAAP financial measures to their most directly comparable GAAP financial measures because such information is not available, and management cannot reliably estimate all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

From time to time, Gray supplements its financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow, Adjusted EBITDA and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income or loss plus loss from early extinguishment of debt, non-cash corporate and administrative expenses, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses and broadcast other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income or loss plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses and broadcast other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income or loss plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses, broadcast other adjustments, certain pension expenses, Corporate Transaction Related Expenses, synergies and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income and contributions to pension plans.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 15 of 22

Operating Cash Flow as defined in our Senior Credit Agreement is presented on Combined Historical Basis and gives effect to the revenue and broadcast expenses of the Acquisitions as if they had been acquired or divested, respectively, on January 1, 2017. It also gives effect to certain operating synergies expected from the Acquisitions and related financings and adds back professional fees incurred in completing the Acquisitions. Certain of the financial information related to the Acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

We define Free Cash Flow as net income or loss plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses, broadcast other adjustments, certain pension expenses, Corporate Transaction Related Expenses, synergies, other adjustments and amortization of deferred financing costs less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income, contributions to pension plans, preferred dividends, purchase of property and equipment (net of reimbursements) and income taxes paid (net of any refunds received).

We define Adjusted EBITDA as net income or loss plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization of intangible assets, any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses less any gain on disposal of assets, any miscellaneous income and any income tax benefits.

Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees; severance and incentive compensation; and contract termination fees. We present certain line-items from our selected operating data net of Transaction Related Expenses in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 16 of 22

Reconciliation of Non-GAAP Terms on As Reported Basis, in millions:

	Three Months Ended
	September 30,
	2019	2018	2017
Net income	$59	$61	$15
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	20	13	13
Amortization of intangible assets	29	5	7
Non-cash stock based compensation	5	2	1
(Gain) loss on disposal of assets, net	(14)	(3)	2
Interest expense	57	25	24
Income tax expense	23	22	11
Amortization of program broadcast rights	10	5	5
Payments for program broadcast rights	(9)	(5)	(6)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	12	10	7
Broadcast Cash Flow (1)	192	135	79
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(12)	(10)	(7)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	180	125	72
Contributions to pension plans	(3)	(2)	-
Interest expense	(57)	(25)	(24)
Amortization of deferred financing costs	3	1	1
Preferred dividends	(13)	-	-
Purchase of property and equipment	(29)	(15)	(11)
Reimbursements of property and equipment purchases	15	4	-
Income taxes paid, net of refunds	(4)	(15)	-
Free Cash Flow	$92	$73	$38

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 17 of 22

Reconciliation of Non-GAAP Terms on As Reported Basis, in millions:

	Nine Months Ended
	September 30,
	2019	2018	2017
Net income	$85	$123	$96
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	60	41	39
Amortization of intangible assets	86	16	19
Non-cash stock based compensation	10	5	4
(Gain) loss on disposal of assets, net	(27)	(6)	(75)
Miscellaneous income, net (1)	(4)	(2)	-
Interest expense	173	74	71
Loss from early extinguishment of debt	-	-	3
Income tax expense	44	43	66
Amortization of program broadcast rights	30	16	15
Payments for program broadcast rights	(33)	(16)	(16)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	76	27	21
Broadcast Cash Flow (1)	500	321	243
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(76)	(27)	(21)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	424	294	222
Contributions to pension plans	(3)	(3)	(1)
Interest expense	(173)	(74)	(71)
Amortization of deferred financing costs	9	3	3
Preferred dividends	(39)	-	-
Purchase of property and equipment	(73)	(35)	(21)
Reimbursements of property and equipment purchases	32	7	-
Income taxes paid, net of refunds	(12)	(27)	(1)
Free Cash Flow	$165	$165	$131

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 18 of 22

Reconciliation of Non-GAAP Terms on Combined Historical Basis, in millions:

	Three Months Ended
	September 30,
	2019	2018	2017

Net income	$61	$83	$52
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	20	21	21
Amortization of intangible assets	29	27	32
Non-cash stock-based compensation	5	4	3
Loss on disposal of assets, net	(14)	(3)	(31)
Miscellaneous income, net	(1)	4	(1)
Interest expense	57	57	57
Income tax expense	23	20	18
Amortization of program broadcast rights	10	10	9
Payments for program broadcast rights	(9)	(10)	(9)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	13	16	12
Broadcast Transaction Related Expenses	1	-	1
Broadcast other adjustments	-	-	1
Broadcast Cash Flow (1)	195	229	165
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(13)	(16)	(12)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	182	213	153
Contributions to pension plans	(3)	(3)	-
Corporate Transaction Related Expenses	1	2	-
Synergies and other adjustments	-	20	20
Operating Cash Flow as defined in the Senior Credit Agreement (1)	180	232	173
Interest expense	(57)	(57)	(57)
Amortization of deferred financing costs	3	3	3
Preferred dividends	(13)	(13)	(13)
Purchase of property and equipment	(29)	(20)	(15)
Reimbursement of purchases of property and equipment	15	4	-
Income taxes paid, net of refunds	(4)	(16)	(16)
Free Cash Flow	$95	$133	$75

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 19 of 22

Reconciliation of Non-GAAP Terms on Combined Historical Basis, in millions:

	Nine Months Ended
	September 30,
	2019	2018	2017

Net income	$87	$163	$113
Adjustments to reconcile from net income to Free Cash Flow:
Depreciation	60	65	64
Amortization of intangible assets	86	88	96
Non-cash stock-based compensation	10	11	8
Loss on disposal of assets, net	(30)	(4)	(110)
Miscellaneous (income) expense, net	(5)	2	(1)
Interest expense	173	173	173
Loss from early extinguishment of debt	-	-	3
Income tax expense	44	39	94
Amortization of program broadcast rights	30	30	29
Payments for program broadcast rights	(33)	(30)	(29)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	77	45	36
Broadcast Transaction Related Expenses	38	3	2
Broadcast other adjustments	3	-	6
Broadcast Cash Flow (1)	540	585	484
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(77)	(45)	(36)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	463	540	448
Contributions to pension plans	(3)	(3)	(1)
Corporate Transaction Related Expenses	34	6	1
Synergies and other adjustments	-	60	60
Operating Cash Flow as defined in the Senior Credit Agreement (1)	494	603	508
Interest expense	(173)	(173)	(173)
Amortization of deferred financing costs	9	9	9
Preferred dividends	(39)	(39)	(39)
Purchase of property and equipment	(73)	(45)	(34)
Reimbursement of purchases of property and equipment	32	6	-
Income taxes paid, net of refunds	(12)	(30)	(40)
Free Cash Flow	$238	$331	$231

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 20 of 22

Reconciliation of Net Income to Adjusted EBITDA and the Effect of Transaction Related Expenses and Certain Non-cash Expenses, in millions except for per share information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income	$59	$61	$85	$123
Adjustments to reconcile from net income to Adjusted EBITDA:
Depreciation	20	13	60	41
Amortization of intangible assets	29	5	86	16
Non-cash stock-based compensation	5	2	10	5
(Gain) loss on disposals of assets, net	(14)	(3)	(27)	(6)
Miscellaneous income, net	-	-	(4)	(2)
Interest expense	57	25	173	74
Income tax expense	23	22	44	43
Total	179	125	427	294
Add: Transaction Related Expenses	2	3	72	9
Adjusted EBITDA	$181	$128	$499	$303

Net income attributable to common stockholders	$46	$61	$46	$123
Add: Transaction Related Expenses and non-cash stock-based compensation	7	5	82	14
Less: Income tax expense related to Transaction Related Expenses and non-cash stock-based compensation	(2)	(1)	(21)	(4)
Net income attributable to common stockholders - excluding Transaction Related Expenses and non-cash stock-based compensation	$51	$65	$107	$133

Net income attributable to common stockholders per common share, diluted - excluding Transaction Related Expenses and non-cash stock-based compensation	$0.50	$0.73	$1.07	$1.49

Diluted weighted-average shares outstanding	101	89	100	89

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 21 of 22

Reconciliation of Total Leverage Ratio, Net of All Cash, in millions except for ratio

Eight Quarters Ended
September 30, 2019

Net income	$461
Adjustments to reconcile from net income to operating cash flow as defined in our Senior Credit Agreement:
Depreciation	127
Amortization of intangible assets	113
Non-cash stock-based compensation	20
(Gain) loss on disposals of assets, net	(43)
Interest expense	304
Income tax expense	(13)
Amortization of program broadcast rights	57
Common stock contributed to 401(k) plan	4
Payments for program broadcast rights	(63)
Pension expense	(1)
Contributions to pension plans	(8)
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	540
Transaction Related Expenses	84
Operating Cash Flow as defined in our Senior Credit Agreement	$1,582
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$791

September 30, 2019
Adjusted Total Indebtedness:
Total outstanding principal, including current portion	$3,960
Cash	(326)
Adjusted Total Indebtedness, Net of All Cash	$3,634

Total Leverage Ratio, Net of All Cash	4.59

Gray Television, Inc.

Earnings Release for the three and nine-month periods ended September 30, 2019	Page 22 of 22